CERTIFICATE   OF   THE   VOTING   POWERS,   DESIGNATION,   PREFERENCES,
         PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR IN ANY AMENDMENT THERETO, OF THE SERIES A CUMULATIVE PREFERRED STOCK (PAR VALUE $.001 PER SHARE)

                                       OF

                             SUMMIT LIFE CORPORATION


         Pursuant to Section 1032 of the General Corporation Law of the State of Oklahoma, the undersigned hereby certifies that the following resolution was adopted by the Board of Directors of Summit Life Corporation, an Oklahoma corporation (the "Company"), pursuant to a duly called meeting of the Board of Directors on April 23, 1999:

         RESOLVED, that pursuant to authority conferred on the Board of Directors of the Company by its Amended and Restated Certificate of
Incorporation, a series of Preferred Stock, par value $.001 per share, is created and the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series A Cumulative Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 5,000 Shares of Series A Preferred Stock shall have a par value of $.001 per share.

         SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

         (A) Subject to the possible prior and superior rights of the holders of any shares of preferred stock of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose: (i) semi-annual dividends payable in cash on April 15 and October 15 in each year (each such date being a "Semi-Annual Dividend Payment Date"), commencing on the first Semi-Annual Dividend Payment Date after the first issuance of such share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to $5. If the Semi-Annual Dividend Payment Date is a Saturday, Sunday or legal holiday, then such Semi-Annual Dividend Payment Date shall be the first immediately preceding calendar day which is not a Saturday, Sunday or legal holiday.

         (B) Dividends shall begin to accrue and shall be cumulative on each outstanding share of Series A Preferred Stock from the Semi-Annual Dividend Payment Date next preceding the date of issuance of such share of Series A Preferred Stock, unless the date of issuance of such share is prior to the record date for the first Semi-Annual Dividend Payment Date, in which case, dividends on such share shall begin to accrue from the date of issuance of such share, or unless the date of issuance is a Semi-Annual Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a semi-annual dividend and before such semi-annual Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Semi-Annual Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of Series A Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

         (C) Dividends payable on the Series A Preferred Stock for the initial dividend period and for any period less than a full semi-annual period, shall be computed on the basis of a 360-day year of 30-day months.

         SECTION 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have no voting rights, except as provided by Section 9 hereof or as may be specifically reserved to such holders by the Oklahoma General Corporation
Act:

         SECTION 4.  CERTAIN RESTRICTIONS.

         (A) Until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Company shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

                  (ii) declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on shares of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Series A Preferred Stock and all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any junior stock, PROVIDED, HOWEVER, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any other junior stock;

                  (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         SECTION 5. REQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation of the Company creating a series of Preferred Stock or any similar shares or as otherwise required by law.

         SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distributions shall be made (i) to the holders of shares of junior stock unless the holders of Series A Preferred Stock shall have received $100 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. A consolidation or merger of the Company with or into any other corporation or corporations, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a sale of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.

         SECTION 7. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

         SECTION 8. RANKING. The shares of Series A Preferred Stock shall rank senior to the Common Stock as to the payment of dividends and the distribution of assets, as provided herein.

         SECTION 9. AMENDMENT. The provisions of this Certificate of Designation shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

         SECTION 10. FRACTIONAL SHARES. The Series A Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Stock.

         SECTION 11. CERTAIN DEFINITIONS. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

         (A) The term "junior stock" (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Company hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends, and (ii) as used in
Section 6, shall mean the Common Stock and any other class or series of capital stock of the Company over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company.

         (B) The term "parity stock" (i) as used in Section 4, shall mean any class or series of stock of the Company hereafter authorized or issued ranking PARI PASSU with the Series A Preferred Stock as to dividends, and (ii) as used in Section 6, shall mean any class or series of stock of the Company ranking PARI PASSU with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

         IN WITNESS WHEREOF, Summit Life Corporation has caused this Certificate to be signed and attested on this 23rd day of April, 1999.


                                                SUMMIT LIFE CORPORATION



                                                By: /s/ Charles L. Smith
                                                    ----------------------------
                                                     Charles L. Smith, President


ATTEST:



By: /s/Quinton Hiebert
    --------------------------
    Quinton Hiebert, Secretary